EX. (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

GAVITS CLOSED-END TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1 — Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Equity	Common Shares	457(o)	—	—	$1,000,000.00 (1)	0.000087	$87.00	—	—	—	—
Equity	Series A Cumulative Preferred Shares	457(o)	—	—	$1,000,000.00 (1)	0.000087	$87.00	—	—	—	—
Equity	Subscription Rights	457(o)(2)	—	—	—	0.000087	—	—	—	—	—
Total Offering Amounts:					$2,000,000.00
Total Fees Previously Paid:					$0.00
Total Fee Offsets:					$0.00
Net Fee Due:					$174.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(2)	No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase Common Shares and Series A Cumulative Preferred Shares will be shares registered under this Registration Statement.